SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Aditxt, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Aditxt, Inc.

2569 Wyandotte Street, Suite 101

Mountain View, CA 94043

APRIL 3, 2026

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 1, 2026

Dear Stockholder:

We are pleased to invite you to attend the annual meeting of stockholders (the “Annual Meeting”) of Aditxt, Inc. (the “Company”), which will be held on May 1, 2026 at 12:00 p.m. ET.

The Annual Meeting will be held in a virtual-only meeting format at www.virtualshareholdermeeting.com/ADTX2026.

In addition to voting by submitting your proxy prior to the Annual Meeting, you will also be able to vote your shares electronically during the Annual Meeting. At the Annual Meeting, the holders of our outstanding common stock will act on the following matters:

1.	To elect five (5) members to our board of directors;

2.	To ratify the appointment of dbbmckennon as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (the “Say-on-Pay Proposal”);

4.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on named executive officer compensation (the “Say-on-Frequency Proposal”);

5.	To grant discretionary authority to our board of directors to (i) amend our certificate of incorporation to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-two (1:2) to a maximum of a one-for-two hundred fifty (1:250) split, with the exact ratio to be determined by our board of directors in its sole discretion; and (ii) effect the reverse stock split, if at all, within one year of the date the proposal is approved by stockholders (the “Reverse Split Proposal”);

6.	To authorize the adjournment of the Annual Meeting if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting or any adjournment or postponement thereof to approve any of the foregoing proposals;

7.	To transact such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our board of directors has fixed March 26, 2026 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the meeting.

IF YOU PLAN TO ATTEND:

To be admitted to the Annual Meeting, you must have your control number available and follow the instructions found on your proxy card or voting instruction form. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Please allow sufficient time before the Annual Meeting to complete the online check-in process. Your vote is very important.

If you have any questions or need assistance voting your shares, please call Kingsdale Advisors at:

Kingsdale Advisors

Strategic Stockholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 5th Floor, New York, NY 10151

North American Toll Free Phone: +1-866-851-3212

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: +1-646-491-9096

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Amro Albanna
April 3, 2026
Amro Albanna
Chief Executive Officer and Chairman of the Board of Directors

Whether or not you expect to attend the Annual Meeting virtually, we urge you to vote your shares via proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the Company the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares electronically at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Aditxt, Inc.

2569 Wyandotte St., Suite 101

Mountain View, CA 94043

PROXY STATEMENT FOR THE

2026 ANNUAL MEETING OF STOCKHOLDERS

To be held

May 1, 2026

The board of directors of Aditxt, Inc. (“Aditxt” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 1, 2026, at 12:00 p.m. ET, in a virtual-only format online by accessing www.virtualshareholdermeeting.com/ADTX2026 and at any adjournment thereof.

This proxy statement contains information relating to the Annual Meeting. This year’s Annual Meeting of stockholders will be held as a virtual meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 1, 2026: The Notice of Meeting, Proxy Statement, and 2025 Annual Report on Form 10-K are available at: www.proxyvote.com

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By completing, signing and returning the accompanying proxy card, you are designating Amro Albanna, Chief Executive Officer, Thomas J. Farley, Chief Financial Officer and Christopher J. Porcelli, General Counsel and Corporate Secretary, as your proxies for the Annual Meeting and you are authorizing Mr. Albanna, Mr. Farley and Mr. Porcelli to vote your shares at the Annual Meeting as you have instructed on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted even if you are unable or decide not to attend the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that we are required by regulations of the U.S. Securities and Exchange Commission, or “SEC,” to give you when we ask you to sign a proxy card designating Amro Albanna, Thomas J. Farley and Christopher J. Porcelli as proxies to vote on your behalf.

Why did you send me this proxy statement?

We sent you this proxy statement and proxy card because our board of directors is soliciting your proxy to vote at the Annual Meeting and any adjournment and postponement thereof. This proxy statement summarizes information related to your vote at the Annual Meeting. All stockholders who find it convenient to do so are cordially invited to attend the Annual Meeting virtually. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card or vote over the Internet or by phone.

What Does it Mean if I Receive More than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

How do I attend the Annual Meeting?

The Annual Meeting will be held on May 1, 2026, at 12:00 p.m. ET in a virtual format online by accessing www.virtualshareholdermeeting.com/ADTX2026. Information on how to vote electronically at the Annual Meeting is discussed below.

Who is Entitled to Vote?

The board of directors has fixed the close of business on March 26,, 2026 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. On the Record Date, there were 861,482 shares of common stock outstanding. Each share of common stock represents one vote that may be voted on each proposal that may come before the Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner (Holding Shares in Street Name)?

If your shares are registered in your name with our transfer agent, VStock Transfer, LLC, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, the Notice has been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares. See “How Will my Shares be Voted if I Give No Specific Instruction?” below for information on how shares held in street name will be voted without instructions provided.

Who May Attend the Annual Meeting?

Only record holders and beneficial owners of our common stock, or their duly authorized proxies, may attend the Annual Meeting. If your shares of common stock are held in street name, you will need to provide a copy of a brokerage statement or other documentation reflecting your stock ownership as of the Record Date.

What am I Voting on?

There are six (6) matters scheduled for a vote:

1.	To elect five (5) members to our board of directors;

2.	To ratify the appointment of dbbmckennon as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers;

4.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on named executive officer compensation;

5.	To grant discretionary authority to our board of directors to (i) amend our certificate of incorporation to effect a reverse stock split of our outstanding common stock at a specific ratio within a range of one-for-two (1:2) to a maximum of one-for- two hundred and fifty (1:250), with the exact ratio to be determined by our board of directors in its sole discretion; and (ii) effect the reverse stock split, if at all, within one year of the date the proposal is approved by stockholders; and

6.	To authorize the adjournment of the Annual Meeting if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting or adjournment or postponement thereof to approve any of the foregoing proposals.

What if another matter is properly brought before the Annual Meeting?

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How Do I Vote?

Stockholders of Record

If you are a registered stockholder, you may vote by mail, Internet, phone or online at the Annual Meeting by following the instructions in the Notice. The deadline for submitting your proxy by Internet is 11:59 p.m. Eastern Time on April 30, 2026. Our Board’s designated proxies, Mr. Albanna, Mr. Farley and Mr. Porcelli, will vote your shares according to your instructions. If you attend the live webcast of the Annual Meeting, you also will be able to vote your shares electronically at the meeting up until the time the polls are closed.

Beneficial Owners of Shares Held in Street Name

If you are a street name holder, your broker or nominee firm is the legal, registered owner of the shares. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. The materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares.

How Many Votes do I Have?

Holders of record of shares of our common stock will be entitled to one vote for each share of common stock held by them on the Record Date and have the right to vote on all matters brought before the Annual Meeting.

Is My Vote Confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What Constitutes a Quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when one-third of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum at the Annual Meeting, either the chairperson of the Annual Meeting or our stockholders entitled to vote at the Annual Meeting may adjourn the Annual Meeting.

How Will my Shares be Voted if I Give No Specific Instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	“For” the election of each director nominee;

2.	“For” the ratification of the appointment of dbbmckennon as our independent registered public accounting firm;

3.	“For” the approval, on an advisory basis, of the compensation of our named executive officers;

4.	For “Every 3 Years” as the preferred frequency for future advisory votes on named executive officer compensation;

5.	“For” the grant of discretionary authority to our board of directors to effect a reverse stock split at a ratio within the approved range; and

6.	“For” the authorization to adjourn the Annual Meeting if necessary or appropriate.

What is a Broker Non-Vote?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current NYSE rules and interpretations that govern broker non-votes: (i) Proposal No. 1 (election of directors) is a non-discretionary matter; (ii) Proposal No. 2 (ratification of auditors) is a discretionary matter; (iii) Proposals No. 3 and No. 4 (advisory votes on executive compensation and frequency) are non-discretionary matters; (iv) Proposal No. 5 (reverse stock split) is a discretionary matter; and (v) Proposal No. 6 (adjournment) is a non-discretionary matter. Because NYSE rules apply to all NYSE-member brokers, this prohibition applies to the Annual Meeting even though our common stock is listed on the Nasdaq Capital Market.

What is an Abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Delaware law, abstentions are counted as shares present and entitled to vote at the Annual Meeting.

How many votes are required to approve each proposal?

Proposal	Votes Required	Voting Options
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	“FOR” “WITHHOLD”

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 3: Say on Pay Proposal	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 4: Say on Frequency Proposal	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“One Year”, “Two Years” or “Three Years”

Proposal No. 5 Authorization of the reverse stock split	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 6 To authorize the adjournment of the Annual Meeting if necessary or appropriate	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote at any time before your proxy is voted by giving written notice to the Corporate Secretary of the Company by delivering a properly completed, later-dated proxy card or vote instruction form or by voting electronically at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Aditxt, Inc., 2569 Wyandotte St., Suite 101, Mountain View, CA 94043. Attention: Corporate Secretary. Your most current proxy card or Internet proxy is the one that will be counted.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out-of-pocket expenses incurred by them in forwarding solicitation materials. We have retained Kingsdale Advisors as our strategic stockholder advisor and proxy solicitation agent in connection with the solicitation of proxies for the Annual Meeting. If you have any questions or require any assistance with completing your proxy, please contact Kingsdale Advisors by telephone (toll-free within North America) at 1-866-851-3212 or (call collect outside North America) at +1-646-491-9096 or by email at contactus@kingsdaleadvisors.com.

Do I Have Dissenters’ Rights of Appraisal?

Stockholders do not have appraisal rights under Delaware law or under the Company’s governing documents with respect to the matters to be voted upon at the Annual Meeting.

How can I Find out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Board Size and Structure

Our amended and restated Certificate of incorporation, as amended (the “Certificate of Incorporation”), and our Bylaws provide that our business is to be managed under the direction of our board of directors. Our board of directors is required to consist of not less than one (1) director but not more than nine (9) directors. The number of directors is currently fixed at five (5) by resolution of the board of directors.

Our Certificate of Incorporation provides that the number of directors on our board of directors shall be fixed exclusively by resolution adopted by our board of directors or by our stockholders. At each annual meeting, directors shall be elected by the stockholders for a term of one (1) year. Each director shall serve until his or her successor is duly elected and qualified or until the director’s earlier death, resignation or removal.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Pursuant to Delaware law and our Certificate of Incorporation, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Nominees for Election

Amro Albanna, Shahrokh Shabahang, D.D.S., MS, Ph.D., Brian Brady, Charles Nelson, and Sylvia Hermina have been nominated by the board of directors to stand for election at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Messrs. Albanna, Brady, Nelson, Dr. Shabahang, and Ms. Hermina will serve for a term expiring at the annual meeting to be held in 2027 (the “2027 Annual Meeting”) and the election and qualification of their successors or until their earlier death, resignation, or removal.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the board of directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the board of directors. Alternatively, the proxies, at the board of directors’ discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board of directors has no reason to believe that any nominee will be unable to serve.

Information About Board Nominees

The following pages contain certain biographical information for the nominees for director, including all positions currently held, their principal occupation and business experience for the past five years, and the names of other publicly-held companies of which such nominee currently serves as a director or has served as a director during the past five years.

Amro Albanna. Mr. Albanna has been our Chief Executive Officer and a Director since we were formed in 2017. He also served as our President from our inception through September 2021. In 2010, Mr. Albanna co-founded Innovation Economy Corporation (“IEC”), formed to license and commercialize innovations and create a group of life and health subsidiaries. From 2010 until 2017, Mr. Albanna was Chief Executive Officer and a Director of IEC and Olfactor Laboratories, Inc., a majority-owned subsidiary of IEC. From 2010 to August 2016, he was the Chief Executive Officer and a Director of Nano Engineered Applications, Inc., another majority-owned subsidiary of IEC. In 2003, Mr. Albanna founded Qmotions, Inc. (subsequently renamed Deal A Day Group Corp.). He served as its Chief Executive Officer and a Director until 2011. Qmotions, Inc. used 3-D spatial tracking and pattern recognition technologies to develop motion-capturing video game controllers. In 2002, Mr. Albanna was a co-founder of Digital Angel Corporation — a company formed via the merger of three private companies (one being TTC below) into a fourth publicly traded company (American Stock Exchange) and was placed in charge of commercializing its GPS/wireless technologies. Around that time, Mr. Albanna co-founded an incubator for startups at the University of California, Riverside Research Park which was acquired in 2007. In 1997, he founded Timely Technology Corporation (“TTC”), which designed and developed e-commerce software for education, retail and finance. TTC was acquired in 2000 by a Nasdaq-listed company. Mr. Albanna graduated from California State University San Bernardino in 1991 with a B.S. in Business Administration with concentration in Computer Information Systems. He completed graduate coursework in Computer Science and Engineering at California State University, Long Beach from 1992 to 1993. In 2019, Mr. Albanna completed coursework in Immunology and Genetics at Harvard Medical School HMX online learning platform. We believe that Mr. Albanna’s expertise leading technology companies across various sectors, leading private and public financing, and in positioning companies for mergers and acquisitions, qualifies him to serve as a director of our Company.

Shahrokh Shabahang, D.D.S., MS, Ph.D. Dr. Shabahang has been our Chief Innovation Officer and Director since our inception. In 2009, Dr. Shabahang co-founded Sekris Biomedical Inc. to incubate immunotherapy technologies. He served as its Chairman of the board and Chief Executive Officer since its inception. In 2004, Dr. Shabahang joined Genelux Corporation (“Genelux”) to lead its clinical development program and to serve as board secretary. Genelux developed an oncolytic virus technology for treatment of cancer, co-invented by Dr. Shabahang. During his tenure from 2004-2007, Genelux raised $20M+ and obtained regulatory approval to initiate First-In-Human clinical studies in Europe with patients who had not responded to chemotherapy. In 2001, Dr. Shabahang became the Director of the Microbiology and Molecular Biology Lab at Loma Linda University (“LLU”). He led the research and development of an antimicrobial therapeutic agent for treatment of dental infections, which was licensed and marketed by one of the largest dental distribution companies. Dr. Shabahang attended the University of California, Santa Barbara from 1982 to 1984 and later received his D.D.S. from the University of the Pacific in 1987. He earned his Ph.D. in Microbiology and Molecular Genetics at LLU in 2001. During the same year, he established his laboratory at LLU to study infectious diseases and host immune responses. We believe that Dr. Shabahang’s experience leading biotech startups, leading clinical development programs, and his expertise in immunology and immune tolerance qualifies him to serve as a director of our Company.

Brian Brady. Mr. Brady has served as a Director since December 1, 2018. Mr. Brady was the Director of Investments at a large hospital system from March 2016 to December 2022 and returned to this role in 2026 after serving as President of a family office. In his current role, he is responsible for the management of investment activity related to the organization and personal investments of the family that owns that company. From December 2011 to March 2016, Mr. Brady was the Vice President/Portfolio Manager at a wealth advisory firm, where he served in an investment advisory role, including asset and portfolio management. Mr. Brady graduated in 2001 with a Bachelor’s degree in Finance from the University of Illinois at Chicago and in 2014 with a Master of Business Administration degree from the University of Chicago. We believe that Mr. Brady’s extensive experience with financial markets and management of investment activities qualifies him to serve as a director of our Company.

Charles Nelson. Mr. Nelson has served as a director since November 2023. Prior to his appointment as a member of the Board, Mr. Nelson was a consultant to the Company from September 2020 through September 2023. He began his financial career as a market representative with American International Group and in 1979 joined Dean Witter Reynolds as a Financial Advisor, working with high net worth and institutional clients. In 1980, he joined Drexel Burnham and Lambert, and subsequently, at Ladenberg Thalmann and then at Auerbach Pollack and Richardson originating equity and investment banking transactions. Over the last 20 years, Mr. Nelson has been involved with financing companies in the fintech, healthcare and bio-pharma spaces through private equity and public financing including listings on the Nasdaq and the NYSE. We believe that Mr. Nelson’s extensive experience in capital markets qualifies him to serve as a director of our Company.

Sylvia Hermina. Ms. Hermina has served as a director since October 2024. She has over 20 years of experience advising public companies on corporate governance, mergers and acquisitions, and shareholder relations. Ms. Hermina currently serves as Senior Vice President of Kingsdale Advisors, a governance and proxy solicitation firm. Prior to joining Kingsdale Advisors, Ms. Hermina served as Senior Vice President of Laurel Hill Advisory Group, LLC - a shareholder communications and advisory firm; Managing Director of The Altman Group, Inc. - a proxy advisory firm. She also held senior positions Georgeson Shareholder Communications and Corporate Investor Communications, Inc. Ms. Hermina holds a Bachelor of Science degree in Business Administration, Management and Marketing from Montclair State University. Sylvia is a member of the Society of Corporate Governance (Society), the National Investor Relations Institute (NIRI). We believe that Ms. Hermina’s extensive experience in corporate governance, mergers and acquisitions, and shareholder relations qualifies her to serve as a director of our Company.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board following the annual meeting of stockholders and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The Nasdaq Stock Exchange LLC (“Nasdaq”) listing rules to make this determination. Nasdaq listing rules provide that an “independent director” is one who the board “affirmatively determines” has no “material relationship” with the company “either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or has been within the last three (3) years, an employee of the Company or an immediate family member of director is, or has been within the last three (3) years, an executive officer of the Company;

●	the director has received, or has an immediate family member who is an executive officer of the Company and has received, during any twelve-month period within the last three (3) years, more than $120,000 compensation directly from the Company (not including compensation received for director service, pension plan payments or deferred compensation for prior service not contingent on continued service);

●	the director or an immediate family member is a current partner of the Company’s internal or external auditor; the director is a current employee of the auditor; an immediate family member is a current employee of the auditor and personally works on the Company’s audit; or the director or an immediate family member was within the last three (3) years a partner or employee of the auditor and personally worked on the Company’s audit within that time;

●	the director or an immediate family member is, or has been within the last three (3) years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

●	the director is a current employee, or an immediate family member is a current executive officer, of an organization that has made to or received from the Company payments for property or services in an amount which, in any of the last three fiscal (3) years, exceeds greater of 2% of such other company’s consolidated gross revenues or $1 million. Charitable contributions not considered “payments” for purposes of this prohibition but contributions meeting these thresholds must be disclosed on the Company’s website or in its annual proxy statement or its Annual Report on Form 10-K.

Under such definitions, we consider Mr. Nelson, Mr. Brady, and Ms. Hermina to be “independent.” Nasdaq listing rules permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to comply with its requirement that a majority of the board of directors be made up of independent directors. However, our common stock is not currently quoted or listed on any national exchange or interdealer quotation system with requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements. We are subject to Nasdaq’s director independence requirements and are required to structure our board of directors accordingly.

Committees of the Board

Our board of directors has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of these standing committees operate pursuant to its respective charter. The committee charters are reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee may propose revisions to the charters. The responsibilities of each committee are described in more detail below.

The composition and functions of each committee are described below.

Name	Independent	Audit	Compensation	Nominating and Corporate Governance
Amro Albanna
Shahrokh Shabahang, D.D.S., MS, Ph.D.
Brian Brady	X	X*	X	X
Charles Nelson	X	X	X*	X
Sylvia Hermina	X	X	X	X*

*	Chair of the committee

Audit Committee

The Audit Committee is responsible for, among other things: (i) appointing, approving the compensation of, overseeing, and assessing the independence, qualifications, and performance of the independent auditor; (ii) reviewing and approving, in advance, audit and any permissible non-audit services performed by our independent auditor; (iii) reviewing our internal controls with the independent auditor and management; and (iv) overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and Nasdaq listing rules. The Board has adopted a written charter setting forth the authority and responsibilities of the Audit Committee. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Brady meets the qualifications of an Audit Committee financial expert.

The Audit Committee currently consists of Mr. Brady, Mr. Nelson and Ms. Hermina. Mr. Brady chairs the Audit Committee.

Compensation Committee

The Compensation Committee is responsible for, among other things: (i) reviewing and making recommendations to the Board with respect to the compensation of our officers and directors; (ii) overseeing and administering the Company’s executive compensation plans, including equity-based awards; and (iii) overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

The Board has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee.

The Compensation Committee currently consists of Mr. Brady, Mr. Nelson and Ms. Hermina. Mr. Nelson serves as chairman of the Compensation Committee. The Board has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things: (i) annually presenting to the Board a list of individuals recommended to be nominated for election to the Board; (ii) reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters; (iii) overseeing the Company’s compliance program, including the Code of Conduct; and (iv) overseeing how the Company’s corporate governance and legal and regulatory compliance policies and practices may affect the Company’s major risk exposures.

The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee currently consists Mr. Brady, Mr. Nelson and Ms. Hermina. Ms. Hermina currently serves as chairman of the Nominating and Corporate Governance Committee. The Company’s Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s board of directors or its compensation committee. None of the members of the Company’s compensation committee is, or has ever been, an officer or employee of the Company.

Code of Business Conduct and Ethics

The Company’s board of directors adopted a code of business conduct and ethics applicable to its employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Capital Market. The code of business conduct and ethics is publicly available on the Company’s website.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Compensation

On September 18, 2021, the Board of Directors adopted a director compensation program for the Company’s independent directors consisting of both cash and equity compensation, beginning in October 2021 and concluding in June 2022. The program consisted of the following compensation for directors:

Cash Compensation (payable quarterly)

●	Board service — $11,000 per year

●	Chairperson of the Audit Committee — additional $4,000 per year

●	Chairperson of the Compensation Committee — additional $4,000 per year

●	Chairperson of the Nominating and Corporate Governance Committee — additional $4,000 per year

Members of the Board of Directors did not receive any cash compensation during the year ended December 31, 2025. The Board of Directors has refrained from adopting a new director compensation program in order to preserve cash resources but may, in its discretion, adopt a new program in future periods.

Required Vote for Approval

A plurality of the votes cast at the Annual Meeting is required to elect a nominee as a director.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the election of each of the director nominees.

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our executive officers as of date of this proxy statement.

Other than as disclosed below, there are no family relationships among any of our executive officers or directors.

Name	Age	Positions
Amro Albanna	56	Chief Executive Officer, Director
Corinne Pankovcin	59	Chief Mergers & Acquisitions Officer
Shahrokh Shabahang, D.D.S., MS, Ph.D.	63	Chief Innovation Officer, Director
Rowena Albanna	60	Chief Operating Officer
Thomas J. Farley	52	Chief Financial Officer
Christopher Porcelli	34	General Counsel & Chief People Officer

See “Proposal No. 1 — Election of Directors” for biographical and other information regarding Mr. Albanna and Dr. Shabahang.

Corinne Pankovcin - Chief Mergers and Acquisitions Officer

Ms. Pankovcin has been our Chief Mergers and Acquisitions Officer since January 2024. Ms. Pankovcin served as the Chief Commercialization Officer from April 2023 through January 2024. Ms. Pankovcin served as our President from September 2021 through April 2023. Ms. Pankovcin served as our Chief Financial Officer from July 2020 through August 2021. From December 2015 to July 2019, Ms. Pankovcin was the Chief Financial Officer and Managing Director and Treasurer of Business Development Corporation of America (“BDCA”), a business development company. Prior thereto, from January 2011 to August 2015, Ms. Pankovcin was the Chief Financial Officer and Treasurer of Blackrock Capital Investment Corporation (NASDAQ: BKCC), and a Managing Director of Finance at BlackRock Investment Management LLC. Prior to joining BlackRock, Ms. Pankovcin was a senior member of Finance & Accounting of Alternative Investments and served as Chief Financial Officer for the Global Emerging Markets products group at AIG Capital Partners. Ms. Pankovcin began her career with PricewaterhouseCoopers LLP, where she ultimately held the role of Senior Manager of Business Assurance for Consumer Products, Manufacturing, and Middle Market industries from 1991 to 2001. Ms. Pankovcin earned her B.S. in Accounting from Dowling College and her Master’s Degree in Business Administration from Hofstra University. She is a Certified Public Accountant.

Shahrokh Shabahang, D.D.S., MS, Ph.D. - Chief Innovation Officer

Dr. Shabahang has been our Chief Innovation Officer and Director since our inception. In 2009, Dr. Shabahang co-founded Sekris Biomedical Inc. to incubate immunotherapy technologies. He served as its Chairman of the board and Chief Executive Officer since its inception. In 2004, Dr. Shabahang joined Genelux Corporation to lead its clinical development program and to serve as board secretary. Genelux developed an oncolytic virus technology for treatment of cancer, co-invented by Dr. Shabahang. During his tenure from 2004-2007, Genelux raised $20M+ and obtained regulatory approval to initiate First-In-Human clinical studies in Europe with patients who had not responded to chemotherapy. In 2001, Dr. Shabahang became the Director of the Microbiology and Molecular Biology Lab at Loma Linda University (“LLU”). He led the research and development of an antimicrobial therapeutic agent for treatment of dental infections, which was licensed and marketed by one of the largest dental distribution companies. Dr. Shabahang attended the University of California, Santa Barbara from 1982 to 1984 and later received his DDS from the University of Pacific in 1987. He earned his PhD in Microbiology and Molecular Genetics at LLU in 2001. During the same year, he established his laboratory at LLU to study infectious diseases and host immune responses.

Rowena Albanna - Chief Operating Officer

Ms. Albanna has been our Chief Operating Officer since July 2020. From 2017 to immediately prior to her appointment as Chief Operating Officer, Ms. Albanna was an independent operations consultant for the Company. Prior thereto, from 2013 to 2017, Ms. Albanna was the Chief Operating Officer of Innovation Economy Corporation (“IEC”), formed to license and commercialize innovations and create a group of life and health subsidiaries. From 2010 to 2013, Ms. Albanna was Senior Vice President of IEC. From 2004 to 2009, Ms. Albanna was the founder and principal of Weezies, an online-based business focused on building and operating e-commerce stores and affiliate marketing sites. From 2003 to 2004, Ms. Albanna was the head of Product Development and Engineering of Qmotions Inc. Qmotions used 3-D spatial tracking and pattern recognition technologies to develop motion-capturing video game controllers. In 2002, Ms. Albanna was VP of Product Development at Digital Angel Systems where she led the development of devices which combined GPS, wireless, and biosensing. Prior to that, Ms. Albanna held multiple product development roles with increasing responsibilities for various technology companies in the areas of financial, medical, telecommunications, integrated circuit layout design, and defense. Ms. Albanna is a co-inventor of two patents related to systems for localizing, monitoring, and sensing objects. Ms. Albanna received a Bachelor of Science degree in Computer Science with a minor in Mathematics from California State University, San Bernardino in 1988. Ms. Albanna is the wife of Amro Albanna, our Chief Executive Officer.

Thomas J. Farley, CPA - Chief Financial Officer

Mr. Farley has been the Chief Financial Officer since September 2021. Prior to this, Mr. Farley was the Principal Accounting Officer and Controller from October 2020 to September 2021. From December 2015 to June 2020, Mr. Farley was the Controller of Business Development Corporation of America (“BDCA”), a publicly listed business development company. Prior thereto, from January 2011 to August 2015, Mr. Farley was the Senior Controller of Blackrock Capital Investment Corporation (Nasdaq: BKCC). Prior to joining BlackRock Capital Investment Corporation, Mr. Farley was a Senior Controller for PineBridge Investments Emerging Markets practice. Mr. Farley was also an Accounting Manager for Bessemer Venture Partners prior to his tenure at PineBridge. Mr. Farley began his career with PricewaterhouseCoopers LLP, from 1996 to 2001. Mr. Farley earned his B.S. in Accounting from Long Island University and is a Certified Public Accountant.

Christopher Porcelli – General Counsel & Chief People Officer

Mr. Porcelli has served as our General Counsel and Chief People Officer since September 2025. Prior to this, from October 2020 to June 2025, he served in senior legal and HR roles at Aterian, Inc. (Nasdaq: ATER), including General Counsel, Head of People & Corporate Secretary (2023–2025). Previously, he was an associate in the M&A group at Sidley Austin LLP in New York and a corporate associate at Cadwalader, Wickersham& Taft LLP in New York. He received his J.D. from New York University School of Law and his B.A. from St. John’s University and is admitted to practice in New York.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table represents information regarding the total compensation for the named executive officers of the Company as of 2025 and 2024:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Restricted Stock Units ($)	All Other Compensation ($)	Total ($)
Amro Albanna	2025	500,000	-	-	-	-	-	500,000
Chief Executive Officer and Director	2024	500,000	-	-	-	-	-	500,000

Shahrokh Shabahang, D.D.S., MS, Ph.D.	2025	325,000	-	-	-	-	-	325,000
Chief Innovation Officer	2024	325,000	-	-	-	-	-	325,000

Corinne Pankovcin	2025	385,008	-	-	-	-	-	385,008
Chief Mergers & Acquisitions Officer	2024	385,008	-	-	-	-	-	385,008

Thomas J. Farley	2025	395,000	-	-	-	-	-	395,000
Chief Financial Officer	2024	395,000	-	-	-	-	-	395,000

Option awards represent granted options at the fair market value as of the date of grant. Restricted stock units represent granted restricted stock units at the fair market value as of the date of grant.

(1)	Salary is reflected on an accrued basis. From time to time in 2025 and 2024 management has voluntarily forgone their salaried payroll.

Employment Agreements

Amro Albanna, Chief Executive Officer

On November 14, 2021, the Company entered into an Amended and Restated Employment Agreement with Mr. Amro Albanna, the Chief Executive Officer of the Company (the “Amro Employment Agreement”). Pursuant to the Amro Employment Agreement, Mr. Albanna will receive (i) a base salary at the annual rate of $280,000 for the remainder of calendar year 2021, and effective January 1, 2022, $500,000 (prorated for any partial year) payable in bimonthly installments (ii) the opportunity to earn an annual bonus of 2% of the Company’s earnings before interest, taxes, depreciation, and amortization (EBITDA) with respect to an applicable year for which the bonus is payable, provided that such bonus will not exceed two (2) times Mr. Albanna’s base salary, and (iii) eligible to earn an annual discretionary bonus as determined by the Board or its Compensation Committee in their sole discretion. In addition, for calendar year 2021, Mr. Albanna will be eligible to earn an additional discretionary bonus as determined by the Company.

The term of Mr. Albanna’s engagement under the Amro Employment Agreement commences as of the Effective Date (as defined in the Amro Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Amro Employment Agreement. The term of Mr. Albanna’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Mr. Albanna or the Company.

Under the Amro Employment Agreement, termination of Mr. Albanna by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Amro Employment Agreement), or resignation by Mr. Albanna without “Good Reason” (as defined in the Amro Employment Agreement), will not require the Company to pay severance to Mr. Albanna. Upon any such termination, Mr. Albanna will be entitled to receive any Accrued Compensation (as defined in the Amro Employment Agreement), which in the case of termination by the Company for Cause or resignation by Mr. Albanna for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Mr. Albanna by the Company without “Cause” or resignation by Mr. Albanna for “Good Reason,” then under the Amro Employment Agreement will require the Company to pay severance to Mr. Albanna. Upon any such termination, Mr. Albanna will be entitled to receive any Accrued Compensation and, subject to Mr. Albanna’s execution of an irrevocable release, receive (i) on the sixtieth day (60th) day following termination, a lump sum amount equal to twelve (12) months base salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Mr. Albanna’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Amro Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Amro Employment Agreement, termination of Mr. Albanna by the Company without Cause or resignation by Mr. Albanna for Good Reason and a Change of Control (as defined in the Amro Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Mr. Albanna in connection to such termination. Upon such termination, Mr. Albanna will be entitled to receive any Accrued Compensation, and subject to Mr. Albanna’s execution of an irrevocable release, receive (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the product of three times Mr. Albanna’s salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Mr. Albanna’s medical insurance premiums for a period of twenty-four (24) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable for twenty-four (24) months (but not later than when the award would otherwise expire).

The Amro Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Mr. Albanna. To the extent any of the payments or benefits provided for under the Amro Employment Agreement or any other agreement or arrangement between Mr. Albanna and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Mr. Albanna the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Corinne Pankovcin, Chief Mergers and Acquisitions Officer

On November 14, 2021, the Company entered into a new employment agreement (the “Pankovcin Employment Agreement”) with the Company’s President, Corinne Pankovcin, pursuant to which Ms. Pankovcin will continue to serve as the Company’s President and Secretary until the date upon which Ms. Pankovcin’s employment may be terminated in accordance with the terms of the Pankovcin Employment Agreement.

The term of Ms. Pankovcin’s engagement under the Pankovcin Employment Agreement commences as of the Effective Date (as defined in the Pankovcin Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Pankovcin Employment Agreement. The term of Ms. Pankovcin’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Ms. Pankovcin or the Company.

Pursuant to the Pankovcin Employment Agreement, Ms. Pankovcin will receive: (i) a base salary at the annual rate of $250,000 for the remainder of calendar year 2021, and effective January 1, 2022, $385,000 (prorated for any partial year) payable in bimonthly installments and (ii) eligible to earn an annual discretionary bonus with a target amount of 45% of Base Compensation, which is based on the achievement of performance objectives, which will be determined by the Board and Compensation Committee. In addition, for calendar year 2021, Ms. Pankovcin shall be eligible to earn an additional discretionary bonus as determined by the Company.

Under the Pankovcin Employment Agreement, termination of Ms. Pankovcin by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Pankovcin Employment Agreement), or resignation by Ms. Pankovcin for “Good Reason” (as defined in the Pankovcin Employment Agreement), will not require the Company to pay severance to Ms. Pankovcin. Upon any such termination, Ms. Pankovcin will be entitled to receive any Accrued Compensation (as defined in the Pankovcin Employment Agreement), which in the case of termination by the Company for Cause or resignation by Ms. Pankovcin for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Ms. Pankovcin by the Company without “Cause” or resignation by Ms. Pankovcin for “Good Reason,” then under the Pankovcin Employment Agreement will require the Company to pay severance to Ms. Pankovcin. Upon any such termination, Ms. Pankovcin will be entitled to receive any Accrued Compensation and, subject to Ms. Pankovcin’s execution of an irrevocable release, receive: (i) on the sixtieth day (60th) day following termination, a lump sum amount equal to twelve (12) months base salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Ms. Pankovcin’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Pankovcin Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Pankovcin Employment Agreement, termination of Ms. Pankovcin by the Company without Cause or resignation by Ms. Pankovcin for Good Reason and a Change of Control (as defined in the Pankovcin Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Ms. Pankovcin in connection to such termination. Upon such termination, Ms. Pankovcin will be entitled to receive any Accrued Compensation, and subject to Ms. Pankovcin’s execution of an irrevocable release, receive (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the sum of (A) the product of two times Ms. Pankovcin’s salary then in effect as of the date of termination, less applicable taxes and withholdings, and (B) the product of two times Ms. Pankovcin’s Target Bonus; (ii) provide reimbursement to Ms. Pankovcin’s medical insurance premiums for a period of twenty-four (24) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable for twenty-four (24) months (but not later than when the award would otherwise expire).

The Pankovcin Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Ms. Pankovcin. To the extent any of the payments or benefits provided for under the Pankovcin Employment Agreement or any other agreement or arrangement between Ms. Pankovcin and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Ms. Pankovcin the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Thomas J. Farley, Chief Financial Officer

On November 14, 2021, the Company entered into a new employment agreement (the “Farley Employment Agreement”) with the Company’s Chief Financial Officer, Thomas Farley, pursuant to which Mr. Farley will continue to serve as the Company’s Chief Financial Officer until the date upon which Mr. Farley’s employment may be terminated in accordance with the terms of the Farley Employment Agreement.

The term of Mr. Farley’s engagement under the Farley Employment Agreement commences as of the Effective Date (as defined in the Farley Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Farley Employment Agreement. The term of Mr. Farley’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Mr. Farley or the Company.

Pursuant to the Farley Employment Agreement, Mr. Farley will receive: (i) a base salary at the annual rate of $225,000 for the remainder of calendar year 2021, and effective January 1, 2022, $355,000 (prorated for any partial year) payable in bimonthly installments and, (ii) eligible to earn an annual discretionary bonus with a target amount of 40% of Base Compensation, which is based on the achievement of performance objectives, which will be determined by the Board and Compensation Committee. In addition, for calendar year 2021, Mr. Farley will be eligible to earn an additional discretionary bonus as determined by the Company.

Under the Farley Employment Agreement, termination of Mr. Farley by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Farley Employment Agreement), or resignation by Mr. Farley without “Good Reason” (as defined in the Farley Employment Agreement), will not require the Company to pay severance to Mr. Farley. Upon any such termination, Mr. Farley will be entitled to receive any Accrued Compensation (as defined in the Farley Employment Agreement which in the case of termination by the Company for Cause or resignation by Mr. Farley for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Mr. Farley by the Company without “Cause” or resignation by Mr. Farley for “Good Reason,” then under the Farley Employment Agreement will require the Company to pay severance to Mr. Farley. Upon any such termination, Mr. Farley will be entitled to receive any Accrued Compensation and, subject to Mr. Farley’s execution of an irrevocable release, receive (i) on the sixtieth day (60th) day following termination, a lump sum cash-payment equal to the sum of (A) the product of two times Mr. Farley’s salary then in effect as of the date of termination, less applicable taxes and withholdings, and (B) the product of two times Mr. Farley’s Target Bonus (as defined in the Farley Employment Agreement); (ii) provide reimbursement to Mr. Farley’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Farley Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Farley Employment Agreement, termination of Mr. Farley by the Company without Cause or resignation by Mr. Farley for Good Reason and a Change of Control (as defined in the Farley Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Mr. Farley in connection to such termination. Upon such termination, Mr. Farley will be entitled to receive any Accrued Compensation, and subject to Mr. Farley’s execution of an irrevocable release, receive (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the product of two times Mr. Farley’s salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Mr. Farley’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable (but not later than when the award would otherwise expire).

The Farley Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Mr. Farley. To the extent any of the payments or benefits provided for under the Farley Employment Agreement or any other agreement or arrangement between Mr. Farley and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Mr. Farley the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Shahrokh Shabahang, Chief Innovation Officer

On November 14, 2021, the Company entered into a new employment agreement (the “Shabahang Employment Agreement”) with the Company’s Chief Innovation Officer, Shahrokh Shabahang, pursuant to which Mr. Shabahang will continue to serve as the Company’s Chief Innovation Officer until the date upon which Mr. Shabahang’s employment may be terminated in accordance with the terms of the Shabahang Employment Agreement.

The term of Mr. Shabahang’s engagement under the Shabahang Employment Agreement commences as of the Effective Date (as defined in the Shabahang Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Shabahang Employment Agreement. The term of Mr. Shabahang’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Mr. Shabahang or the Company.

Pursuant to the Shabahang Employment Agreement, Mr. Shabahang will receive: (i) a base salary at the annual rate of $210,000 for the remainder of calendar year 2021, and effective January 1, 2022, $325,000 (prorated for any partial year) payable in bimonthly installments, and (ii) eligible to earn an annual discretionary bonus with a target amount of 40% of Base Compensation, which is based on the achievement of performance objectives, which will be determined by the Board and Compensation Committee. In addition, for calendar year 2021, Mr. Shabahang will be eligible to earn an additional discretionary bonus as determined by the Company.

Under the Shabahang Employment Agreement, termination of Mr. Shabahang by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Shabahang Employment Agreement), or resignation by Mr. Shabahang without “Good Reason” (as defined in the Shabahang Employment Agreement), will not require the Company to pay severance to Mr. Shabahang. Upon any such termination, Mr. Shabahang will be entitled to receive any Accrued Compensation (as defined in the Shabahang Employment Agreement), which in the case of termination by the Company for Cause or resignation by Mr. Shabahang for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Mr. Shabahang by the Company without “Cause” or resignation by Mr. Shabahang for “Good Reason,” then under the Shabahang Employment Agreement will require the Company to pay severance to Mr. Shabahang. Upon any such termination, Mr. Shabahang will be entitled to receive any Accrued Compensation and, subject to Mr. Shabahang’s execution of an irrevocable release, receive: (i) on the sixtieth day (60th) day following termination, a lump sum cash-payment equal to the sum of (A) the product of two times Mr. Shabahangs’s salary then in effect as of the date of termination, less applicable taxes and withholdings, and (B) the product of two times Mr. Shabahang’s Target Bonus (as defined in the Shabahang Employment Agreement); (ii) provide reimbursement to Mr. Shabahang’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Shabahang Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Shabahang Employment Agreement, termination of Mr. Shabahang by the Company without Cause or resignation by Mr. Shabahang for Good Reason and a Change of Control (as defined in the Shabahang Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Mr. Shabahang in connection to such termination. Upon such termination, Mr. Shabahang will be entitled to receive any Accrued Compensation, and subject to Mr. Shabahang’s execution of an irrevocable release, receive: (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the product of two times Mr. Shabahang’s salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Mr. Shabahang’s medical insurance premiums for a period of twenty-four (24) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable for twenty-four (24) months (but not later than when the award would otherwise expire).

The Shabahang Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Mr. Shabahang. To the extent any of the payments or benefits provided for under the Shabahang Employment Agreement or any other agreement or arrangement between Mr. Shabahang and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Mr. Shabahang the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Rowena Albanna, Chief Operating Officer

On November 14, 2021, the Company entered into a new employment agreement (the “Rowena Employment Agreement”) with the Company’s Chief Operating Officer, Rowena Albanna, pursuant to which Ms. Albanna will continue to serve as the Company’s Chief Operating Officer until the date upon which Ms. Albanna’s employment may be terminated in accordance with the terms of the Rowena Employment Agreement.

The term of Ms. Albanna’s engagement under the Rowena Employment Agreement commences as of the Effective Date (as defined in the Rowena Employment Agreement) and continues until November 14, 2023, unless earlier terminated in accordance with the terms of the Rowena Employment Agreement. The term of Ms. Albanna’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Ms. Albanna or the Company.

Pursuant to the Rowena Employment Agreement, Ms. Albanna will receive: (i) a base salary at the annual rate of $210,000 for the remainder of calendar year 2021 and effective January 1, 2022, $325,000 (prorated for any partial year) payable in bimonthly installments, and (ii) eligible to earn an annual discretionary bonus with a target amount of 40% of Base Compensation, which is based on the achievement of performance objectives, which will be determined by the Board and Compensation Committee. In addition, for calendar year 2021, Ms. Albanna will be eligible to earn an additional discretionary bonus as determined by the Company.

Under the Rowena Employment Agreement, termination of Ms. Albanna by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Rowena Employment Agreement), or resignation by Ms. Albanna for “Good Reason” (as defined in the Rowena Employment Agreement), will not require the Company to pay severance to Ms. Albanna. Upon any such termination, Ms. Albanna will be entitled to receive any Accrued Compensation (as defined in the Rowena Employment Agreement), which in the case of termination by the Company for Cause or resignation by Ms. Albanna for Good Reason will not include payment of pro rata bonus; provided, however, if termination of Ms. Albanna by the Company without “Cause” or resignation by Ms. Albanna for “Good Reason” (as such terms are defined in the Rowena Employment Agreement), then under the Rowena Employment Agreement will require the Company to pay severance to Ms. Albanna. Upon any such termination, Ms. Albanna will be entitled to receive any Accrued Compensation and, subject to Ms. Albanna’s execution of an irrevocable release, receive: (i) on the sixtieth day (60th) day following termination, a lump sum amount equal to twelve (12) months base salary then in effect as of the date of termination, less applicable taxes and withholdings; (ii) provide reimbursement to Ms. Albanna’s medical insurance premiums for a period of twelve (12) months following the date of termination; and (iii) cause any equity awards granted prior to the Effective Date (as defined in the Rowena Employment Agreement), that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

Notwithstanding the foregoing, under the Rowena Employment Agreement, termination of Ms. Albanna by the Company without Cause or resignation by Ms. Albanna for Good Reason and a Change of Control (as defined in the Rowena Employment Agreement) of the Company occurs within six (6) months after such termination, or within twenty-four (24) months prior to such termination, the Company will pay severance to Ms. Albanna in connection to such termination. Upon such termination, Ms. Albanna will be entitled to receive any Accrued Compensation, and subject to Ms. Albanna’s execution of an irrevocable release, receive: (i) on the sixtieth (60th) day of termination, a lump sum cash-payment equal to the sum of (A) the product of two times Ms. Albanna’s salary then in effect as of the date of termination, less applicable taxes and withholdings, and (B) the product of two times Ms. Albanna’s Target Bonus; (ii) provide reimbursement to Ms. Albanna’s medical insurance premiums for a period of twenty-four (24) months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to the that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable for twenty-four (24) months (but not later than when the award would otherwise expire).

The Rowena Employment Agreement also contains customary non-solicitation and non-competition covenants, which covenants remain in effect for twelve (12) months following any cessation of employment with respect to Ms. Albanna. To the extent any of the payments or benefits provided for under the Rowena Employment Agreement or any other agreement or arrangement between Ms. Albanna and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Ms. Albanna the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

Christopher J. Porcelli, General Counsel, Chief People Officer and Corporate Secretary

On September 30, 2025, the Company entered into an offer letter (the “Porcelli Letter”) with the Company’s General Counsel, Chief People Officer and Corporate Secretary, Christopher J. Porcelli, to serve as General Counsel, Chief People Officer and Corporate Secretary of the Company, effective September 30, 2025. The offer letter provides for, among other things, (i) an annual base salary of $350,000, (ii) at-will employment and eligibility to participate in the Company’s employee benefit plans generally available to senior executives, and (iii) an initial equity award under the Company’s equity incentive plan, subject to approval by the Compensation Committee, which is expected to vest over three years, subject to continued service.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning unexercised options and unvested restricted stock awards for each Named Executive Officer outstanding as of December 31, 2025 for Aditxt, Inc.

	Option Awards				Restricted Stock Awards		Restricted Stock Units
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price	Option Expiration Date	Number of securities underlying unexercised restricted stock awards (#) exercisable	Number of securities underlying unexercised restricted stock awards (#) unexercisable	Number of securities underlying unexercised restricted stock units (#) exercisable	Number of securities underlying unexercised restricted stock units (#) unexercisable

					—	—	—	—

Amro Albanna	1	—	$45,290,400.00	November 8, 2033	—	—	—	—
					—	—	—	—
Corinne Pankovcin	1	—	$45,290,400.00	November 8, 2033	—	—	—	—

					—	—	—	—

Thomas J. Farley	1	—	$45,290,400.00	November 8, 2033	—	—	—	—

The following table presents information concerning unexercised options and unvested restricted stock awards for each Named Executive Officer outstanding as of December 31, 2025 for Pearsanta, Inc.

	Option Awards				Restricted Stock Awards		Restricted Stock Units
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price	Option Expiration Date	Number of securities underlying unexercised restricted stock awards (#) exercisable	Number of securities underlying unexercised restricted stock awards (#) unexercisable	Number of securities underlying unexercised restricted stock units (#) exercisable	Number of securities underlying unexercised restricted stock units (#) unexercisable
Amro Albanna	33,334	—	$1.20	December 18, 2033	—	—	—	—
Corinne Pankovcin	16,667	—	$1.20	December 18, 2033	—	—	—	—
Thomas J. Farley	16,667	—	$1.20	December 18, 2033	—	—	—	—

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected dbbmckennon to audit our financial statements for the fiscal year ending December 31, 2026. dbbmckennon has audited our financial statements since fiscal year 2018.

Although stockholder approval of the selection of dbbmckennon is not required by law, our board of directors believes it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the board of directors may reconsider its selection of dbbmckennon.

Fees of Independent Registered Public Accounting Firm

dbbmckennon acted as the Company’s independent registered public accounting firm for the years ended December 31, 2024 and 2025 and for the interim periods in such fiscal years. The following table shows the fees that were incurred by the Company for audit and other services provided by dbbmckennon for the years ended December 31, 2024 and 2025.

	Year Ended		Year Ended
	December 31,		December 31,
	2025		2024
Audit Fees (a)	$247,203	]	$122,753
Tax Fees (b)	-		-
Other Fees (c)	20,000		53,250
Total	$267,203		$176,003

(a)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and the review of its financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory or regulatory filings.

(b)	Tax fees represent fees for professional services related to tax compliance, tax advice and tax planning.

(c)	Other fees represent fees related to our filing of certain Registration Statements.

Pre-Approval Policies and Procedures

All audit related services, tax services and other services rendered by dbbmckennon were pre-approved by the Company’s Audit Committee. The Audit Committee has adopted a pre-approval policy that provides for the pre-approval of all services performed for the Company by its independent registered public accounting firm. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date.

Interests of Officers and Directors in this Proposal

Our officers and directors do not have any substantial interest, direct or indirect, in this proposal.

Required Vote for Approval

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” Proposal No. 2.

PROPOSAL NO. 3:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)

We are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables).

As described in this Proxy Statement, our executive compensation program is structured to attract, motivate, and retain highly qualified leaders by rewarding them through a competitive and balanced offering. Our focus is on performance-based components that align our executives with the Company’s success and their direct contributions to that success. We believe that executive compensation should create a direct link between delivering performance and creating stockholder value.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules applicable to smaller reporting companies (which disclosure includes the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby APPROVED.

This proposal on the compensation paid to our named executive officers is advisory only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Required Vote for Approval

Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” Proposal No. 3. Broker non-votes will not be counted in determining the outcome of Proposal No. 3.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the advisory vote to approve the compensation of our named executive officers.

PROPOSAL NO. 4:

ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-WHEN-ON-PAY)

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking our stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting with respect to this Proposal No. 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two, or three years. Stockholders also may, if they wish, abstain from voting on this Proposal No. 4.

After careful consideration, our Board currently believes that advisory votes on executive compensation should be conducted every THREE years so that stockholders may periodically express their views on our executive compensation program.

We recognize that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of future advisory votes on executive compensation.

This vote is advisory and not binding on us or our Board. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders will be provided the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

Required Vote for Approval

Under our Bylaws, approval, on an advisory basis, of the frequency of future advisory votes on named executive officer compensation requires the affirmative vote of a majority of the votes cast at Annual Meeting. 4. However, if no frequency option receives the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote, our Board will consider the option receiving the highest number of affirmative votes as the preferred frequency option of our stockholders. Abstentions and broker non-votes will not be counted in determining the frequency option receiving the highest number of affirmative votes.

Board Recommendation

The board of directors recommends a vote for “EVERY 3 YEARS” as the preferred frequency of future advisory votes on the compensation of our named executive officers.

PROPOSAL NO. 5:

THE REVERSE SPLIT PROPOSAL

Background

Our board of directors has approved an amendment to our Certificate of Incorporation, as amended, to combine the outstanding shares of our common stock into a lesser number of outstanding shares (a “Reverse Stock Split”). If approved by the stockholders as proposed, the board of directors would have the sole discretion to effect the Reverse Stock Split, if at all, within one (1) year of the date the proposal is approved by stockholders and to fix the specific ratio for the combination within a range of one-for-two (1:2) to a maximum of a one-for-two hundred and fifty (1:250) split. The board of directors has the discretion to abandon the amendment and not implement the Reverse Stock Split.

If approved by our stockholders, this proposal would permit (but not require) the board of directors to effect a Reverse Stock Split of the outstanding shares of our common stock within one (1) year of the date the proposal is approved by stockholders. We believe that enabling the board of directors to fix the specific ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders.

In fixing the ratio, the board of directors may consider, among other things, factors such as: the initial and continued listing requirements of the Nasdaq Capital Market; the number of shares of our common stock outstanding; potential financing opportunities; and prevailing general market and economic conditions.

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing of the amendment to our certificate of incorporation with the Secretary of State of the State of Delaware, or at the later time set forth in the amendment. The exact timing of the amendment will be determined by the board of directors based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders. In addition, the board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Delaware, the board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

The proposed form of amendment to our certificate of incorporation to effect the Reverse Stock Split is attached as Appendix A to this Proxy Statement.

Reasons for the Reverse Stock Split

The Company’s primary reasons for approving and recommending the Reverse Stock Split are to make our common stock more attractive to certain institutional investors, which would provide for a stronger investor base, and to increase the per share price and bid price of our common stock to regain and maintain compliance with the continued listing requirements of Nasdaq.

In evaluating whether to seek stockholder approval for the Reverse Stock Split, our Board took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split. Even if our stockholders approve the Reverse Stock Split, our Board reserves the right not to effect the Reverse Stock Split if in our Board’s opinion it would not be in the best interests of the Company or our stockholders to effect such Reverse Stock Split.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

In addition, the Company believes the Reverse Stock Split will make its common stock more attractive to a broader range of investors, as it believes that the current market price of the common stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. The Company believes that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which in turn would enhance the liquidity of the holders of our common stock.

Potential Effects of the Proposed Amendment

If our stockholders approve the Reverse Stock Split and the board of directors effects it, the number of shares of common stock issued and outstanding will be reduced, depending upon the ratio determined by the board of directors. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split will not change the terms of the common stock. Additionally, the Reverse Stock Split will have no effect on the number of shares of common stock that we are authorized to issue. After the Reverse Stock Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock will remain fully paid and non-assessable. After the effective time of the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.

Registered “Book-Entry” Holders of Common Stock

Our registered holders of common stock hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with statements reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive evidence of their shares of post-Reverse Stock Split common stock.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the effective time of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for the appropriate number of post-Reverse Stock Split shares registered electronically in book-entry form. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-Reverse Stock Split common stock to which these stockholders are entitled.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. In any event, cash will not be paid for fractional shares.

Effect of the Reverse Stock Split on Outstanding Stock Options and Warrants

Based upon the Reverse Stock Split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants. This would result in approximately the same aggregate price being required to be paid under such options or warrants upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Stock Split ratio.

Accounting Matters

The proposed amendment to our Certificate of Incorporation will not affect the par value of our common stock. As a result, at the effective time of the Reverse Stock Split, the stated capital on our balance sheet attributable to the common stock will be reduced in the same proportion as the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss will be restated for prior periods to conform to the post-Reverse Stock Split presentation.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This summary addresses the tax consequences only to a U.S. holder, which is a beneficial owner of our common stock that is an individual citizen or resident of the United States, a corporation organized in or under the laws of the United States or any state thereof, an estate the income of which is subject to U.S. federal income taxation, or certain qualifying trusts.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement.

General Tax Treatment of the Reverse Stock Split

The Reverse Stock Split is intended to qualify as a “reorganization” under Section 368 of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, a U.S. holder generally will not recognize gain or loss upon the exchange of shares of our common stock for a lesser number of shares. A U.S. holder’s aggregate tax basis in the lesser number of shares received in the Reverse Stock Split will be the same as such U.S. holder’s aggregate tax basis in the shares that such U.S. holder owned immediately prior to the Reverse Stock Split. The holding period for the shares received in the Reverse Stock Split will include the period during which a U.S. holder held the shares that were surrendered in the Reverse Stock Split.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. EACH HOLDER OF OUR COMMON SHARES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Interests of Officers and Directors in this Proposal

Our officers and directors do not have any substantial interest, direct or indirect, in this proposal.

Required Vote for Approval

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve this proposal.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” Proposal No. 5.

PROPOSAL NO. 6:

AUTHORIZATION TO ADJOURN THE ANNUAL MEETING IF NECESSARY OR APPROPRIATE

At the Annual Meeting, we may ask our stockholders to vote on a proposal to adjourn the Annual Meeting if necessary or appropriate in the sole discretion of our Board of Directors, including to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting or any adjournment or postponement of the Annual Meeting to approve any of the other proposals.

If at the Annual Meeting the number of shares present or represented by proxy and voting in favor of a proposal is insufficient to approve such proposal, then our Board of Directors may hold a vote on each proposal that has garnered sufficient votes, if any, and then move to adjourn the Annual Meeting as to the remaining proposals in order to solicit additional proxies in favor of those remaining proposals.

Any adjournment may be made without notice (if the adjournment is not for more than thirty days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting. Any adjournment of the Annual Meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned.

Required Vote for Approval

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal No. 6.

Board Recommendation

The board of directors recommends a vote “FOR” Proposal No. 6.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of April 1, 2026 (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) our executive officers and (iv) all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days of April 1, 2026. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Aditxt, Inc., 2569 Wyandotte Street, Suite 101, Mountain View, CA 94043.

	Number of shares of Common Stock Beneficially Owned	Percentage
Directors and Officers:
Amro Albanna (1)	3	*	%
Shahrokh Shabahang, D.D.S., MS, Ph.D. (2)	7	*	%
Corinne Pankovcin (3)	1	*	%
Rowena Albanna (4)	2	*	%
Brian Brady (5)	4	*	%
Thomas J. Farley (6)	2	*	%
Charles Nelson (7)	2	*	%
Sylvia Hermina	-	*	%
Christopher Porcelli	-	*	%
All directors and executive officers as a group (9 persons)	21	*	%

*	Less than 1%

(1)	Includes (i) 1 shares issuable pursuant to options that are fully vested; (ii) 1 share beneficially owned by the Albanna Family Trust, of which Mr. Albanna is the Trustee and (iii) 1 share directly owned by Mr. Albanna;. Mr. Albanna may be deemed to beneficially own the securities held by his wife Rowena Albanna, the Company’s Chief Operating Officer.

(2)	Includes (i) 1 shares issuable pursuant to options that are fully vested; (ii) 4 shares beneficially owned by the Shabahang-Hatami Family Trust of which Shahrokh Shabahang, D.D.S., MS, Ph.D. is the Trustee and (iii) 2 shares directly owned by Mr. Shabahang.

(3)	Includes 1 shares issuable pursuant to options that are fully vested.

(4)	Includes (i) 1 shares held directly by Ms. Albanna and (ii) 1 shares issuable pursuant to options that are fully vested. Ms. Albanna may be deemed to beneficially own the securities held by her husband Amro Albanna, the Company’s Chief Executive Officer.

(5)	Includes(i) 3 shares held directly by Mr. Brady; and (ii) 1 share issuable pursuant to options that are fully vested.

(6)	Includes(i) 1 share held directly by Mr. Farley and (ii) 1 shares issuable pursuant to options that are fully vested.

(7)	Includes(i) 1 share held by Siu Kim Athle International, LLC., over which Mr. Nelson has voting and dispositive control and (ii) 1 share issuable pursuant to options that are fully vested.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in the ownership of our common stock and other equity securities. Such persons are required to furnish us copies of all Section 16(a) filings. Based solely upon a review of the copies of the forms furnished to us, we believe that our officers, directors and holders of more than 10% of our common stock complied with all applicable filing requirements during fiscal year 2025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except as described below and except for employment arrangements which are described under “executive compensation,” during our fiscal years ended December 31, 2025 and December 31, 2024, there has not been, nor is there currently proposed, other than described below, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2025 and 2024, and any of our directors, executive officers, holders of more than 5% of our Common Stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

Except as described below and except for employment arrangements which are described under “executive compensation,” during our fiscal years ended December 31, 2025 and December 31, 2024, there has not been, nor is there currently proposed, other than described below, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2025 and 2024, and any of our directors, executive officers, holders of more than 5% of our Common Stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

On May 22, 2025 Amro Albanna, the Chief Executive Officer of the Company, loaned $233,000 to the Company. The loan was evidenced by an unsecured promissory note (the “May 22nd Note”). Pursuant to the terms of the May 22nd Note, it will accrue interest at the Prime rate of seven and one-half percent (7.5%) per annum and is due on the earlier of November 22, 2025 or an event of default, as defined therein. As of December 31, 2025, the May 22nd Note was fully paid off.

On February 15, 2024, Amro Albanna, the Chief Executive Officer of the Company loaned $205,000 to the Company. The loan was evidenced by an unsecured promissory note (the “February 15th Note”). Pursuant to the terms of the February Note, it will accrue interest at the Prime rate of eight and one-half percent (8.5%) per annum and is due on the earlier of August 15, 2024 or an event of default, as defined therein. As of December 31, 2025, the February 15th Note was fully paid off.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources. On a going-forward basis, our Directors will continue to approve any related party transaction.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

The Audit Committee is comprised of three independent directors (as defined under Nasdaq Listing Rule 5605(a)(2)). The Audit Committee operates under a written charter, which is available on our website at https://aditxt.com/investor-relations/.

We have reviewed and discussed with management and the Company’s auditors the Company’s audited financial statements as of and for the fiscal year ended December 31, 2025.

We have discussed with dbbmckennon, the Company’s independent registered public accounting firm, the matters as required to be discussed by the PCAOB Auditing Standard No. 1301 (Communications with Audit Committees).

We have received the written disclosures and the letter from dbbmckennon required by applicable requirements of the PCAOB regarding dbbmckennon’s communications with the Audit Committee concerning independence, and have discussed with dbbmckennon their independence from management and the Company.

Based on the review and discussions referred to above, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

Submitted by the Audit Committee

Brian Brady, Chairman
Charles Nelson
Sylvia Hermina

OTHER MATTERS

The board of directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies.

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities. We have engaged Kingsdale Advisors to assist in the solicitation of proxies. We will pay Kingsdale a fee of approximately $15,000 plus reasonable out-of-pocket charges for their services.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 Annual Meeting of Stockholders must submit the proposal to us at our corporate headquarters no later than December 4, 2026, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at our 2027 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices on or after January 1, 2027 but no later than January 31, 2027. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address below to request delivery of a single copy of the notice and proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of our proxy materials either now or in the future, please contact us at 2569 Wyandotte St., Suite 101, Mountain View, CA 94043, Attn: Corporate Secretary. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of our proxy materials either now or in the future, please contact your brokerage firm or bank.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 may be obtained without charge by writing to the Company’s Secretary, Aditxt, Inc., 2569 Wyandotte St., Suite 101, Mountain View, CA 94043. The Notice, our Annual Report on Form 10-K and this proxy statement are also available online at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

April 3, 2026

/s/ Amro Albanna
Amro Albanna
Chief Executive Officer and Chairman of the Board of Directors

APPENDIX A

CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

ADITXT, INC.

ADITXT, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Aditxt, Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 28, 2017, as amended (the “Certificate of Incorporation”).

SECOND: ARTICLE IV, SECTION I of the Corporation’s Certificate of Incorporation shall be amended by inserting Subsection “(e)” at the end of such section which shall read as follows:

e. Reverse Stock Split. As of [*], 2026 at 4:01 p.m. Eastern Time (the “Effective Time”) of this Certificate of Amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware, each [*] ([*]) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.001 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the [*] day of [*], 2026.

ADITXT, INC.

By:
Name:	Amro Albanna
Title:	Chief Executive Officer

ADITXT, INC.

2569 Wyandotte St., Suite 101

Mountain View, CA 94043

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

☐	SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before the Meeting – Go to www.proxyvote.com or scan the QR Code. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – Go to [*] www.virtualshareholdermeeting.com/ADTX2026. You may vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website during the meeting.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ADITXT, INC.

The Board of Directors recommends you vote “FOR” Proposals 1, 2, 3, 5 and 6 and “Three Years” on Proposal 4

Item	Proposal

1.	To elect five (5) members to our board of directors

	Amro Albanna	☐ For	☐ Withold

	Shahrokh Shabahang, D.D.S, MS, Ph.D	☐ For	☐ Withold

	Brian Brady	☐ For	☐ Withold

	Charles Nelson	☐ For	☐ Withold

	Sylvia Hermina	☐ For	☐ Withold

2.	To ratify the appointment of dbbmckennon as our independent registered public accounting firm for the fiscal year ending December 31, 2026;	☐ For	☐ Against ☐Abstain

3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (the “Say-on-Pay Proposal”)	☐ For	☐ Against ☐ Abstain

4.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on named executive officer compensation (the “Say-on-Frequency Proposal”);	☐ One Year	☐ Two Years ☐ Three Years

5.	To grant discretionary authority to our board of directors to (i) amend our certificate of incorporation to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-two (1:2) to a maximum of a one-for-two hundred fifty (1:250) split, with the exact ratio to be determined by our board of directors in its sole discretion; and (ii) effect the reverse stock split, if at all, within one year of the date the proposal is approved by stockholders	☐ For	☐ Against ☐ Abstain

6.	To authorize the adjournment of the Annual Meeting if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting or any adjournment or postponement thereof to approve any of the foregoing proposals (the “Adjournment Proposal”).	☐ For	☐ Against ☐ Abstain

You may also vote and transact such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof, in the discretion of the named proxies.

Please sign exactly as your name appears on this proxy. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by an authorized person.

Signature ________________________________ Date ___________________

Signature (Joint Owners) ___________________ Date ___________________

ADITXT, INC.

Annual Meeting of Stockholders

To be held on May 1, 2026 at 12:00 PM ET

This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Amro Albanna, Thomas J. Farley and Christopher J. Porcelli, or any of them, each with full power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of ADITXT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM Eastern Time on May 1, 2026, in a virtual-only format, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

A-4